EXHIBIT 11

                 ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                         Three Months Ended    Nine Months Ended
                                            September 30,         September 30,
                                         ---------------------------------------
(In thousands, except per share data)    1997       1996        1997       1996
                                         ---------------------------------------

Net income                               $ 2,395   $ 2,068   $ 5,779   $ 1,388

Less preferred dividends to affiliates      (380)     (380)   (1,141)   (1,141)
                                         ---------------------------------------

Net income available to common
  shareholders                           $ 2,015   $ 1,688   $ 4,638   $   247
                                         =======================================

Weighted average common shares
  outstanding                             18,758    18,869    18,786    18,860
                                         =======================================

Net income per common share              $  0.11      0.09      0.25      0.01
                                         =======================================


NOTE: Fully diluted earnings per common share are not presented because the effect of convertible subordinated notes and preferred stock is anti-dilutive.